Exhibit 10.26

UNION EMPLOYEE STOCK APPRECIATION RIGHT PLAN

February 12, 2009

The following describes the Union Employee Stock Appreciation Right Plan (this “Plan”) of YRC Worldwide Inc. (the “Company”), which is designed to compensate Qualifying Employees (defined below) for past and current service:

1.	The Company will issue stock appreciation rights (“SARs”) with respect to the Company’s common stock to Qualifying Employees as of the Effective Date(s) as described in Sections 3 and 4. Each SAR shall give a Qualifying Employee the right to receive a cash payment from the Company equal to the difference of the closing price of the Company’s common stock on the date of exercise less the exercise price of the SAR on the date of grant. “Qualifying Employees” means U.S. and Canadian union employees of the Company and its subsidiaries (including those employees represented by unions other than the International Brotherhood of Teamsters) who are either employed and working on January 8, 2009 or on seniority boards as of January 8, 2009, even if they are not working; provided, that “Qualifying Employees” does not include casual employees. Only union employees who are employed by bargaining units who have ratified the wage reduction described in the Memorandum of Understanding dated November 25, 2008 (the “MOU”), between the International Brotherhood of Teamsters and certain subsidiaries of the Company, can be “Qualifying Employees”.

2.	The maximum number of SARs granted under this Plan will be 11,394,758.

3.	Section 4 of the wage reduction described in the MOU defines the “Effective Date” for each bargaining unit that ratifies the wage reduction in the MOU. For the purposes of Qualifying Employees who are employed by the bargaining units that ratified the MOU as it applies to the 2008-2013 National Master Freight Agreement (“NMFA”) or concurrently ratified other union contracts on the same date as the ratification of the MOU as it applies to the NMFA, the “Effective Date” shall be the date upon which the certificate that Section 18 of the MOU requires the Company to deliver is accepted in its final form by the representatives of TNFINC under Section 11 of the MOU.

4.

The SARs shall be granted to Qualifying Employees on the applicable Effective Date(s). The number of SARs granted to each Qualifying Employee shall be determined as set forth in Exhibit A. Each Qualifying Employee shall be notified and furnished appropriate documentation as quickly as reasonably possible after the date of the Qualifying Employee’s specific grant. The number of SARs to all Qualifying Employees and any potential Qualifying Employees from bargaining units that have not yet ratified the MOU may not exceed the maximum number of SARs defined in Section 2. 57,000 SARs may be withheld from allocation to specific employees to cure any administrative errors in distributing the grants. If the shareholders of the Company shall have rejected the Stock Option Plan, any SARs that are not granted by December 31, 2009 shall be reallocated and granted on the first trading day of 2010 as determined in Exhibit A. Only whole numbers of SARs may be granted. If, after the final grant on the first trading day in 2010 there remain any SARs that could not be granted because they would result in partial SARs, those SARs shall be forfeited and cancelled.

5.	Each SAR will have an exercise price equal to the closing price of the Company’s common stock trading on The NASDAQ Stock Market on the applicable Effective Date (or the first trading day of 2010 for SARs not granted by December 31, 2009), or if the applicable Effective Date is not on a trading day, on the first trading day following the applicable Effective Date.

6.	The SARs shall vest in full on the first anniversary of the applicable Effective Date of the SAR. Once vested, the SARs shall become exercisable and remain exercisable for 10 years following the applicable Effective Date of the SAR (the “Exercise Period”), at which time they shall terminate.

7.	The SARs shall provide for a net exercise for paying each Qualifying Employee’s withholding taxes at applicable statutory rates.

8.	If a Qualifying Employee terminates employment for any reason of other than death or disability, the Qualifying Employee shall retain all vested SARs and, in addition, any SARs that would have otherwise vested following the date of his or her termination of employment shall vest according to normal vesting schedule in the SAR. For the avoidance of doubt, if a Qualifying Employee is terminated for any reason other than death or disability prior to the first anniversary of the Effective Date, the SARs shall vest on such first anniversary of the Effective Date. All vested SARs shall remain the property of the Qualifying Employee and be exercisable during the Exercise Period. The Company shall not be liable to a Qualifying Employee for the inability of the Qualifying Employee to exercise any SAR pending implementation of any decision or outcome to determine vesting or termination of SARs under this Plan.

9.	If

(a)	a Qualifying Employee dies or becomes permanently and totally disabled, and

(b)	after presentation to the Company’s stockholders, the stockholders reject the Union Employee Stock Option Plan of the Company dated as of even date herewith (the “Stock Option Plan”),

then the Qualifying Employee, or the Qualifying Employee’s estate, guardian or legal representative shall retain all vested SARs and, in addition, any SARs that would have otherwise vested following the date of his or her death or disability shall vest immediately. A Qualifying Employee shall be considered “permanently and totally disabled” if the Qualifying Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Qualifying Employee’s employer. The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company or his or her designee shall require.

10.	If a “Change of Control” of the parent company, YRC Worldwide Inc., occurs on or after the date the shareholders of the Company shall have rejected the Stock Option Plan, the SARs shall accelerate and become fully vested and become the right to receive in cash the value (as determined in good faith by the Compensation Committee (the “Committee”) of the Board of Directors of the Company) of the consideration per share that shareholders of the Company would receive as result of the Change of Control less the exercise price per share of the SARs. For the purposes of this Section, a “Change of Control” shall be deemed to have taken place if:

(a)	a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires shares of the Company after the applicable Effective Date of the SAR that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

(b)	a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the applicable Effective Date of the SAR and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for election of directors of the Company; or

(c)	as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company during any 12-month period.

For the purposes of this Section 10, “Business Combination” means any transaction that is referred to in any one or more of clauses (a) through (e) of Section 1 of Subparagraph A of Article Seventh of the Certificate of Incorporation of the Company; and “Continuing Director” means a director of the Company who meets the definition of Continuing Director contained in Section 7 of Subparagraph C of Article Seventh of the Certificate of Incorporation of the Company.

11.	For the avoidance of doubt, transfers of employment between the Company and a subsidiary, or between subsidiaries, shall not constitute a termination of employment for purposes of the SARs.

12.	For the avoidance of doubt, authorized leaves of absence from the Company shall not constitute a termination of employment for purposes of the SARs. For purposes of the

SARs, an authorized leave of absence shall be an absence while the Qualifying Employee is on military leave, sick leave, or other bona fide leave of absence so long as the Qualifying Employee’s right to employment with the Company is guaranteed by statute, a contract or Company policy.

13.	Subject to Section 7, to the extent Qualifying Employees have taxable income in connection with the grant, vesting or exercise of the SARs, the Company is authorized to withhold from any compensation payable to Qualifying Employees, any taxes required to be withheld by foreign, federal, state, provincial or local law.

14.	No rights under the SARs shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the SARs may be exercised and received, respectively, during the lifetime of the Qualifying Employee only by the Qualifying Employee or by the Qualifying Employee’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO.

15.	Notwithstanding any other provision of this Plan, the SARs shall not be effective and exercisable until the Company’s shareholders reject the issuance of options and the common stock issuable upon exercise of the options, in each case, pursuant to the Stock Option Plan. If, after presentation to the Company’s shareholders, the Company’s shareholders approve the issuance of options and the common stock issuable upon exercise of the options, in each case, pursuant to the Stock Option Plan, the SARs shall automatically terminate.

16.	Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the forum in which such a claim may be brought, with respect to this Plan or the Company’s role as Plan sponsor.

17.	Notwithstanding anything else in this Plan, the SARs may not be sold, pledged or hypothecated.

18.	The Plan has been designed so that the grant, vesting, exercise and payments of awards hereunder are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that an award or payment, or the settlement or deferral thereof, is or becomes subject to Section 409A of the Code, except as the Compensation Committee (the “Committee”) of the Board of Directors of the Company otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to any additional taxation applicable under Section 409A of the Code.

19.

The Plan described above represents the plan of the Company regarding the union SARs. The Company shall be this Plan’s sponsor and shall administer this Plan. The Company may appoint a plan administrator for this purpose. The Committee is authorized to amend and modify this Plan for the purposes of administration to address additional details such as (without limitation) the impact of stock splits, stock dividends, recapitalizations or other similar transactions or events and administrative matters. Any such amendments or modifications shall be final and binding on the Qualifying Participants with Compensation Committee approval. However, the Committee described in Paragraph 11 of the MOU must approve any substantive amendments of this Plan, and its decisions shall be final and binding with respect to the Qualifying Employees with respect to these amendments.

20.	This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles.

21.	Notwithstanding any other provision of this Plan, this Plan is not a guarantee of employment for any Qualifying Employee, and no person subject to the benefits of this Plan may argue that this Plan impacts any decision regarding the continued employment of the Qualifying Employee.

22.	In the event of any conflict or inconsistency between this Plan and the MOU, the provisions of this Plan shall prevail.